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EXHIBIT 12

                     CENDANT CORPORATION AND SUBSIDIARIES
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                            (Dollars in millions)

                                                             YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------
                                                 1997       1996        1995      1994       1993
                                              --------- -----------  --------- ---------  ---------
Income before income taxes, minority
 interest and extraordinary loss                $294.7    $  713.7     $503.3    $464.3     $365.9
Plus: Fixed charges                              430.4       345.4      295.2     238.6      217.4
Less: Capitalized interest                          --         (.6)        --       (.2)       (.4)
                                              --------- -----------  --------- ---------  ---------
Earnings available to cover fixed charges       $725.1    $1,058.5     $798.5    $702.7     $582.9
                                              ========= ===========  ========= =========  =========
Fixed charges (2):
Interest, including amortization of deferred
 loans costs                                    $397.0    $  317.1     $273.2    $219.8     $198.9
Capitalized interest                                --          .6         --        .2         .4
Interest portion of rental payment                33.4        27.7       22.0      18.6       18.1
                                              --------- -----------  --------- ---------  ---------
Total fixed charges                             $430.4    $  345.4     $295.2    $238.6     $217.4
                                              ========= ===========  ========= =========  =========
Ratio of earnings to fixed charges (3)           1.68x       3.06x      2.70x     2.95x      2.68x
                                              ========= ===========  ========= =========  =========

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(1)    For the years ended 1993 through 1995, information included for CUC
       International Inc. and PHH Corporation is based on the fiscal years ended January 31.
(2) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).
(3) For the year ended December 31, 1997, income before income taxes includes non-recurring merger-related costs and other unusual charges in the amount of $1,147.9 million ($816.8 million after-tax). Excluding such charges, the ratio of earnings to fixed charges is 4.34x.